UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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lululemon athletica inc.
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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS	1
PROPOSAL NO. 1 – ELECTION OF DIRECTORS	6
CORPORATE GOVERNANCE	7
PROPOSAL NO. 2 – APPROVAL OF PERFORMANCE-BASED EQUITY INCENTIVE PROVISIONS IN THE 2007 EQUITY INCENTIVE PLAN, AS AMENDED, AS REQUIRED BY SECTION 162(M) OF THE INTERNAL REVENUE CODE	16
PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18
REPORT OF THE AUDIT COMMITTEE	19
EXECUTIVE COMPENSATION	20
SUMMARY COMPENSATION TABLE	28
2011 GRANTS OF PLAN-BASED AWARDS	30
2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	31
2011 OPTION EXERCISES	33
DIRECTOR COMPENSATION	38
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	39
PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT	41
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	43
TRANSACTION OF OTHER BUSINESS	43
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS	43
ANNUAL REPORT AND FORM 10-K	44

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 6, 2012

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2012 annual meeting of the stockholders, or the Annual Meeting, of lululemon athletica inc., a Delaware corporation, will be held on June 6, 2012, at 10:00 a.m. local time, in the Conway Room at the Shangri-La Hotel located at 1128 West Georgia Street, Vancouver, British Columbia, for the following purposes:

1. To elect one Class I director to hold office for a two-year term and until his successor is elected and qualified, and to elect four Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To approve the performance-based equity incentive provisions in our 2007 Equity Incentive Plan, as amended, as required by Section 162(m) of the Internal Revenue Code.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2013.

4. To transact such other business as may properly come before the meeting.

Our board of directors recommends that you vote “FOR”:

•	Election to our board of directors of the five nominees named in this proxy statement;

•	Approval of the performance-based equity incentive provisions in our 2007 Equity Incentive Plan, as amended, as required by Section 162(m) of the Internal Revenue Code; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2013.

At last year’s Annual Meeting of stockholders, our stockholders had the opportunity, on a non-binding advisory basis, to (i) endorse or not endorse our fiscal 2011 compensation program for our named executive officers (a “say-on-pay” vote), and (ii) inform us on how often stockholders wish to include a “say-on-pay” proposal in our proxy statement (a “say-on-frequency” vote). The voting results showed significant support by stockholders for both our fiscal 2011 compensation program and for a “say-on-pay” vote every three years. Accordingly, our board of directors determined that the next stockholder advisory vote on executive compensation will be held at our 2014 Annual Meeting of stockholders.

Stockholders of record at the close of business on April 18, 2012 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. In accordance with our Bylaws, a list of those stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the office of the Corporate Secretary, lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia, beginning May 1, 2012. The list will also be available at the Annual Meeting.

We are pleased to continue using the Securities and Exchange Commission’s “Notice and Access” delivery model allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this delivery process will expedite stockholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting. On or about April 27, 2012, we intend to mail to our stockholders of record as of April 18, 2012 a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement and Annual Report to Stockholders for the fiscal year ended January 29, 2012. This Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of April 18, 2012, you will be admitted to the meeting if you present a form of photo identification. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership for this purpose. Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

By order of the Board of Directors,

/S/ DENNIS J. WILSON
Dennis J. Wilson
Chairman of the Board of Directors

Vancouver, British Columbia

April 25, 2012

LULULEMON ATHLETICA INC.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, JUNE 6, 2012

GENERAL INFORMATION

This proxy statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the 2012 annual meeting of stockholders to be held on Wednesday, June 6, 2012, at 10:00 a.m., local time, in the Conway Room at the Shangri-La Hotel, located at 1128 West Georgia Street, Vancouver, British Columbia, and at any adjournment or postponement thereof. We expect to first make this proxy statement available, together with our Annual Report for the fiscal year ended January 29, 2012, to stockholders on approximately April 25, 2012.

Our principal offices are located at 400 – 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

In this proxy statement, we refer to lululemon athletica inc. as lululemon, we, us or the company.

Internet Availability of Annual Meeting Materials

Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving stockholders a convenient and efficient way to access our proxy materials and vote their shares.

We intend to mail the Notice on or about April 26, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

Who May Vote

Only holders of record of our common stock and holders of record of our special voting stock, at the close of business on April 18, 2012, or the Record Date, will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 111,515,985 shares of common stock and 32,401,680 shares of special voting stock were issued and outstanding. Each share of common stock is entitled to one vote at the Annual Meeting and each share of special voting stock is entitled to one vote at the Annual Meeting. Holders of common stock and special voting stock will vote together as a single class on all matters that come before the Annual Meeting; accordingly, throughout this proxy statement we refer generally to our outstanding common stock and special voting stock together as our “Common Stock.”

What Constitutes a Quorum

Stockholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder’s vote by checking the “abstain” box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.

Vote Required

Proposal No. 1: Under applicable law and our current Bylaws, if a quorum is present at the Annual Meeting, the five director candidates who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors.

Proposal No. 2: The approval of the performance-based equity incentive provisions in our 2007 Equity Incentive Plan, as amended, as required by Section 162(m) of the Internal Revenue Code, requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Proposal No. 3: The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Voting Process

Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR”:

•	Election to our board of directors of the five nominees named in this proxy statement;

•	Approval of the performance-based equity incentive provisions in our 2007 Equity Incentive Plan, as amended, as required by Section 162(m) of the Internal Revenue Code; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2013.

It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a voting instruction form with this proxy statement that you may use to instruct your bank or brokerage firm how to vote your shares.

Voting on the Internet

You can vote your shares via the Internet by following the instructions in the Notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet even if you plan to attend the Annual Meeting.

Voting by Mail

You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the Annual Meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your Notice. If you vote by telephone, you do not need to complete and mail your proxy card.

Attendance and Voting at the Annual Meeting

If you are the record holder of your shares, you may attend the Annual Meeting and vote in person. You will be required to present a form of photo identification for admission to the Annual Meeting. If you own your stock in street name, you may attend the Annual Meeting in person provided that you present a form of photo identification and confirmation of ownership, such as a recent brokerage statement or a letter from a bank or broker, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy.

Revocation

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Annual Meeting by delivering to the Secretary of lululemon athletica inc. a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Householding

The SEC permits companies to send a single Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail one copy of this proxy statement, together with our Annual Report for the fiscal year ended January 29, 2012, or fiscal 2011, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our fiscal 2011 Annual Report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, our fiscal 2011 Annual Report and this proxy statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Annual Meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send Notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Our transfer agent, Computershare Trust Company, N.A., will assist in the solicitation of proxies. The transfer agent does not charge a separate fee for this service. We will reimburse the transfer agent for any expenses related to proxy solicitation. Stockholders are requested to return their proxies without delay.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors currently consisting of three Class I directors, four Class II directors, and two Class III directors, who will serve until the annual meetings of stockholders to be held in 2014, 2012 and 2013, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. One of our current Class I directors, R. Brad Martin, has informed us that he intends to resign as a Class I director effective immediately prior to the Annual Meeting. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The term of the Class II directors will expire on the date of the upcoming Annual Meeting. Accordingly, four people are to be elected to serve as Class II directors of our board of directors at the Annual Meeting. Our board has nominated for election by the stockholders to the Class II positions Christine M. Day, Martha A.M. Morfitt, Rhoda M. Pitcher, and Emily White, the current Class II members of our board of directors. If elected, Ms. Day, Ms. Morfitt, Ms. Pitcher, and Ms. White will serve as Class II directors until our Annual Meeting of stockholders in 2015 and until their successors are duly elected and qualified or until their earlier resignation or removal.

Additionally, our board has nominated Jerry Stritzke for election by the stockholders to the Class I position currently held by Mr. Martin that will become vacant immediately prior to the Annual Meeting. Mr. Stritzke is not currently a member of our board of directors. If elected, Mr. Stritzke will serve as a Class I director until our Annual Meeting of stockholders in 2014 and until his successor is duly elected and qualified or until his earlier resignation or removal.

Our board of directors has no reason to believe that any of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.

Unless authority to do so is withheld, the persons named as proxies will vote “FOR” the election of the nominees listed above.

The following table sets forth the name and age of each director and director nominee, the positions and offices held by each director and the period during which the director has served as a director of lululemon. Jacques Levy, who was appointed to our board of directors as a Class III director in July 2011, passed away on January 1, 2012.

Name	Age	Occupation	Director Since
Class I Directors whose terms expire at the 2014 Annual Meeting:
Michael Casey	66	Senior Advisor to Starbucks Corporation	2007
RoAnn Costin	59	President of Wilderness Point Investments	2007
R. Brad Martin(1)	60	Retired Chief Executive Officer of Saks Incorporated	2007

Class I Director nominee for election at the 2012 Annual Meeting:
Jerry Stritzke	51	President and Chief Operating Officer of Coach, Inc.	—

Class II Director nominees for election at the 2012 Annual Meeting:
Christine M. Day	50	Chief Executive Officer	2008
Martha A.M. Morfitt	54	Principal of River Rock Partners Inc.	2008
Rhoda M. Pitcher	57	Managing Partner of Rhoda M. Pitcher, Inc.	2005
Emily White	33	Director of Mobile Partnerships of Facebook, Inc.	2011

Class III Directors whose terms expire at the 2013 Annual Meeting:
Thomas G. Stemberg	63	Managing Partner of Highland Consumer Fund	2005
Dennis J. Wilson	56	Chairman of the Board	1998

(1)	Mr. Martin, a current Class I director, intends to resign as a director effective immediately prior to the Annual Meeting.

Director Nominees

Background information on each of Ms. Day, Ms. Morfitt, Ms. Pitcher and Ms. White, the four Class II nominees, appears under “Corporate Governance — Our Board of Directors” beginning on page 10.

The following is a brief description of Mr. Stritzke, the nominee for Class I director:

Jerry Stritzke has served as the President and Chief Operating Officer of Coach, Inc. since March 2008. From 1999 through August 2007, Mr. Stritzke held several senior executive positions within the Limited Brands, Inc. organization, including the positions of Chief Operating Officer and Co-Leader of Victoria’s Secret (comprised of Victoria Secret Stores, Victoria’s Secret Direct, Victoria’s Secret Beauty and Pink), and Chief Executive Officer of MAST Industries. From 1993 until 1999, Mr. Stritzke was a consultant with the retail consulting firm of Webb and Shirley. Prior to this, he practiced law, first as an associate and partner at Best, Sharp, Sheridan & Stritzke, and later as a partner at Stritzke Law Office. Mr. Stritzke received a BS degree from Oklahoma State University and a JD from the University in Oklahoma. Our board has nominated Mr. Stritzke to serve as a director because of his extensive experience in management of retail-focused operations and market programs.

Vote Required and Board Recommendation

If a quorum is present and voting, the four nominees for Class II directors and the one nominee for Class I director receiving the highest number of votes will be elected as Class II and Class I directors, respectively. Abstentions and broker non-votes have no effect on the vote.

Our board of directors unanimously recommends a vote “FOR” the election of the four Class II director nominees, and the one Class I director nominee, named above. Unless authority to do so is withheld, the persons named as proxies will vote FOR the election of these four Class II director nominees to hold office as directors until the 2015 Annual Meeting of stockholders, and for the election of the one Class I director nominee to hold office as a director until the 2014 Annual Meeting of stockholders, and in each case, until their successors are elected and qualified.

CORPORATE GOVERNANCE

Our Board of Directors

The following is brief description of each nominee who is currently a member of the board of directors and each director of lululemon whose term of office will continue after the Annual Meeting:

Class II Director Nominees for Election at the 2012 Annual Meeting of Stockholders

Christine M. Day has been a member of our board of directors since July 2008. She served as our company’s Executive Vice President, Retail Operations, from January 2008 through April 2008, was appointed to the offices of President and Chief Operating Officer in April 2008, and was named Chief Executive Officer in July 2008. Ms. Day previously worked at Starbucks Corporation where she served as President, Asia Pacific Group, from July 2004 through February 2007. From July 2003 to October 2003, she was Co-President for Starbucks Coffee International. From 1987 to 2003, she served in various capacities at Starbucks, including Senior Vice President, North American Finance & Administration; and Vice President of Sales and Operations for Business Alliances. Until December 2009, Ms. Day served as a member of the board of directors of Select Comfort Corporation, a provider of adjustable-firmness beds and other sleep-related accessory products. She also served on the board of directors of Nu Skin, a provider of personal care and anti-aging products, from May 2007 to May 2008. Ms. Day received her BA in Administrative Management from Central Washington University, and is a graduate of Harvard Business School’s Advanced Management Program. Our board of directors selected Ms. Day to serve as director because she is our Chief Executive Officer and she has extensive experience in sales and marketing, managing retail-focused operations, international operations, corporate finance and strategic planning.

Martha A.M. (Marti) Morfitt has been a member of our board of directors since December 2008. She has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, since 2008. Ms. Morfitt served as the CEO of Airborne, Inc. from October 2009 to March 2012. She served as the President and CEO of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was Chief Operating Officer of CNS, Inc. Ms. Morfitt currently serves on the boards of directors of Graco, Inc., a fluid handling systems and components company, and Life Time Fitness, Inc., an operator of fitness and athletic centers. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University. Our board of directors selected Ms. Morfitt to serve as director because she has extensive public board experience, and years of leading and managing branded consumer business operations and strategic planning.

Rhoda M. Pitcher has been a member of our board of directors since December 2005. Since 1996 she has served as Managing Partner of Rhoda M Pitcher Inc., a management consulting firm providing services in organizational strategy and the building of executive capability to Fortune 500 corporations, institutions, start-ups and non-profits. From 1978 to 1997, Ms. Pitcher co-founded, built and sold two international consulting firms. Ms. Pitcher holds a Master’s degree in Organization Development from University Associates. Our board of directors selected Ms. Pitcher to serve as director because she has extensive experience in management consulting, culture development and strategic planning. Our board of directors believes her considerable knowledge of our business gained from more than six years as a director of lululemon makes her well suited to provide advice with respect to our strategic plans, culture and marketing programs.

Emily White has been a member of our board of directors since November 2011. Since September 2010, she has been Senior Director of Local and now Mobile Partnerships at Facebook Inc., a social networking company. Prior to joining Facebook, she was at Google, Inc. running the North American Online Sales and Operations channel from 2001 to November 2007 and the Asia Pacific & Latin America business from November 2007 to October 2009. From October 2009 through September 2010, Ms. White ran the Loan and Commerce monetization businesses of Google, Inc. She currently serves on the board of directors of the National Center for Women in IT, a non-profit coalition working to increase the participation of girls and women in computing and IT. She received a BS in Art History from Vanderbilt University. Our board of directors selected Ms. White to serve as a director because of her extensive experience with social networking and technology companies, her understanding of the demographics in which our principal customers reside and the diversity in background and experience she provides to our board of directors.

Class III Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

Thomas G. Stemberg has been a member of our board of directors since December 2005. Since March 2007, he has been the managing partner of Highland Consumer Fund, a venture capital firm. From February 2005 until March 2007, he was a venture partner with Highland Capital Partners. Mr. Stemberg co-founded Staples, Inc., an office supplies retailer, serving as the chairman of its board of directors from 1988 to 2005, and as its CEO from 1986 until 2002. He serves on the board of directors of CarMax, Inc., a retailer of used cars, PETsMART, Inc., a retailer of pet supplies and products, and Guitar Center, a retailer of musical instruments. He received an AB in Physical Science from Harvard University, and an MBA from the Harvard Business School. Our board of directors selected Mr. Stemberg to serve as director because of his extensive experience in managing and directing retail industry operations, public company corporate governance and executive compensation. Our board of directors believes his extensive experience in a variety of leadership roles of retail companies allows him to provide significant insight and expertise to our board of directors.

Dennis J. Wilson founded our company in 1998 and has served as the Chairman of the Board since 1998. He served as our Chief Innovation and Branding Officer from March 2010 to January 2012, and from December 2005 until March 2010, he served as our Chief Product Designer. Mr. Wilson was our Chief Executive Officer from 1998 until December 2005. In 1980, Mr. Wilson founded Westbeach Snowboard Ltd., a surf, skate and snowboard vertical retailer, and served as its CEO from 1980 until 1995, and as its Head of Design and Production from 1995 to 1997. Mr. Wilson received his BA in Economics from the University of Calgary. Our board of directors selected Mr. Wilson to serve as director because, as the original founder of the company, he is in a unique position to support continuity in both our product vision and our cultural values. He also has extensive experience in leading and managing retail industry operations and strategic planning.

Class I Directors Continuing in Office until the 2014 Annual Meeting of Stockholders

Michael Casey has been a member of our board of directors since October 2007. He retired from Starbucks Corporation in October 2007, where he had served as Senior Vice President and CFO from August 1995 to September 1997, and Executive Vice President, CFO and Chief Administrative Officer from September 1997 to October 2007. Subsequent to retirement he served as a Senior Advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to present. Prior to joining Starbucks, Mr. Casey was Executive Vice President and CFO for Family Restaurant, Inc. and President and CEO of El Torito Restaurants, Inc. He is also a member of the board of directors of The NASDAQ OMX Group, Inc. Mr. Casey graduated from Harvard College with an A.B. degree in Economics and Harvard Business School with an MBA degree. Our board of directors selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning and public company corporate governance. The Board believes his service on executive, audit and compensation committees of other companies allows him to provide significant insight to our board of directors.

RoAnn Costin has been a member of our board of directors since March 2007. Ms. Costin has served as the President of Wilderness Point Investments, a financial investment firm, since 2005. In 2011, she co-founded Paola Quadretti Worldwide, a women’s made-to-measure clothing company and is chairperson of its board of directors. From 1992 until 2005, Ms. Costin served as the President of Reservoir Capital Management, Inc., an investment advisory firm. Ms. Costin also sits on the board of Olly Shoes, City Sports and Alvin Valley, all of which are non-public companies. Ms. Costin received a B.A. in Government from Harvard University and an M.B.A. from the Stanford University Graduate School of Business. Our board of directors selected Ms. Costin to serve as director because she has extensive experience in corporate finance and strategic planning. Our board of directors believes her extensive management experience with respect to both public and private companies allows her to provide our board of directors with significant insight on the retail industry.

Independence of the Board

Pursuant to the listing standards of The Nasdaq Stock Market, or NASDAQ, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our outside legal counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the NASDAQ listing standards in effect at the time of the determination.

Consistent with these considerations, after review of all relevant transactions or relationships between each director and director nominee, or any of his or her family members, and lululemon, our senior management and our independent auditors, our board of directors has affirmatively determined that the following eight directors and director nominees are independent directors within the meaning of the applicable NASDAQ listing standards: Michael Casey, RoAnn Costin, R. Brad Martin, Martha A.M. Morfitt, Rhoda M. Pitcher, Thomas G. Stemberg, Jerry Stritzke, and Emily White. In making this determination, our board of directors found that none of these directors and director nominees had a material or other disqualifying relationship with the company. Dennis J. Wilson, the Chairman of the Board, and Christine M. Day, our Chief Executive Officer, are not independent directors by virtue of their current or former employment with lululemon.

Executive Sessions

Non-management directors meet in an executive session without management present each time our board of directors holds its regularly scheduled meetings. Mr. Martin has been designated by our board of directors to act as the Lead Director for such executive sessions of non-management directors.

Committees and Meeting Attendance

Our board of directors has three standing committees, including an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by our board of directors. Copies of these charters are available on our website at www.lululemon.com. Our board of directors held seven meetings of the full board of directors during fiscal 2011. Each of the standing committees of our board of directors held the number of meetings indicated below. During fiscal 2011, each of our directors attended at least 75% of the total number of meetings of our board of directors and all of the committees of our board of directors on which such director served during that period, with the exception of Mr. Levy. Directors are encouraged to attend our annual meetings of stockholders. All directors attended the 2011 annual meeting of stockholders.

The following table sets forth the three standing committees of our board of directors, the members of each committee during fiscal 2011 and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Governance
Michael Casey	Chair
RoAnn Costin	Member
Jacques Levy(1)	Member
R. Brad Martin		Member	Chair
Martha A.M. Morfitt	Member
Rhoda M. Pitcher		Member	Member
Thomas G. Stemberg		Chair	Member
Emily White	Member

Number of meetings in fiscal 2011	4	7	4

(1)	Mr. Levy passed away on January 1, 2012.

Audit Committee

The Audit Committee is appointed by our board of directors to assist it in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and audits of our financial statements. The Audit Committee’s primary duties and responsibilities include:

•

Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;

•	Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;

•	Overseeing lululemon’s risk assessment and risk management policies, procedures and practices;

•	Reviewing and, if appropriate, approving any related party transactions;

•	Reviewing lululemon’s Code of Business Conduct and Ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of such code;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The current members of the Audit Committee are Michael Casey (Chairperson), RoAnn Costin, Martha A.M. Morfitt, and Emily White. Our board of directors has determined that each of the members of the Audit

Committee is “independent” for purposes of the Nasdaq listing requirements as they apply to audit committee members and that Mr. Casey qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee held four meetings during fiscal 2011.

Compensation Committee

The Compensation Committee has been delegated authority by our board of directors to oversee all significant aspects of lululemon’s compensation policies and programs, including:

•	Reviewing and approving the compensation and annual performance objectives and goals of all of our executive officers;

•	Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•	Evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks;

•	Reviewing and recommending to our board of directors new executive compensation programs; and

•	Reviewing and recommending to our board of directors proposed changes in director compensation.

The current members of the Compensation Committee are Thomas G. Stemberg (Chairperson), R. Brad Martin and Rhoda M. Pitcher. Our board of directors has determined that each of the members of the Compensation Committee is “independent” for purposes of the Nasdaq listing standards. The Compensation Committee held seven meetings during fiscal 2011.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of our board of directors and its committees. The current members of the Nominating and Governance Committee are R. Brad Martin (Chairperson), Rhoda M. Pitcher, and Thomas G. Stemberg. Our board of directors has determined that each of the members of the Nominating and Governance Committee is “independent” for purposes of the Nasdaq listing standards. The Nominating and Governance Committee held four meetings during fiscal 2011.

Director Nominations

The Nominating and Governance Committee considers nominees recommended by directors, officers, employees, stockholders, and others based upon each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors must be committed to enhancing long-term stockholder value and possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character and integrity. Members of our board of directors are expected to understand our business and the industry in which we operate, regularly attend meetings of our board of directors and committee meetings, participate in meetings and decision making processes in an objective and constructive manner and be available to advise our officers and management. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee recommends the candidate to our board of directors. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in identifying nominees for directors. Once the Nominating and Governance Committee has confirmed that an individual meets the general qualifications for a director, and has further determined that such individual is appropriately qualified to serve on our board of directors, the Nominating and Governance Committee then considers the extent to which the membership of the candidate on our board of directors would promote a diversity of perspectives, backgrounds and experiences among the directors, including expertise and experience in a diversity of substantive matters pertaining to our business. However, our board of directors does not believe the subjective and varying nature of this nomination process lend itself to a formal policy or fixed rules with respect to the diversity of our board of directors.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee will evaluate director candidates in light of several factors, including the general criteria set forth above. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to our board of directors at an annual meeting of stockholders must do so in accordance with the procedures set forth in “Stockholder Proposals to be Presented at the 2013 Annual Meeting of Stockholders” section of this proxy statement and in compliance with our bylaws. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the number of our shares that are owned beneficially by such stockholder as of the date of the submission and the time period for which such shares have been held; the derivative securities interests owned beneficially by such stockholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate’s qualifications as a director; and any other information described in our bylaws and in our “Guidelines for Evaluating Director Candidates,” which is available on our website at www.lululemon.com. To date, the Nominating and Governance Committee has not received a director nomination from a stockholder or stockholders holding more than 5% of our voting stock.

Board Leadership Structure

Our board of directors believes that one of its most important functions is to protect stockholders’ interests through independent oversight of management, including the Chief Executive Officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the Chairman of the Board and Chief Executive Officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons because our board of directors has determined that this structure aids in the oversight of management and is in the best interests of our company and our stockholders at this point in time. Dennis J. Wilson currently serves as Chairman of the Board. Our board of directors believes that Mr. Wilson, as the founder of lululemon, is in a unique position to support continuity in both the product vision and the cultural values of our company that have been an integral part of our success, and that his role as Chairman of the Board enables him to be more effective in this role.

Our board of directors has also appointed R. Brad Martin as Lead Director. Since our Chairman of the Board, Dennis J. Wilson, is a substantial stockholder and is a former employee of the company, our board of directors believes it is desirable also to appoint one of its independent members as Lead Director to provide an additional level of independent oversight over management. The Lead Director, together with the Chairman of the Board, performs numerous functions, including working with the Chief Executive Officer and the chairpersons of the committees of our board of directors to develop agendas for meetings of our board of directors and its committees. In addition, the Lead Director presides at meetings of our board of directors when the Chairman of the Board is not present, develops agendas for executive sessions of the non-management directors, serves as a liaison between the Chairman of the Board and the Chief Executive Officer and the other non-management directors, approves information sent to our board of directors, approves meeting agendas and schedules for our board of directors, has the authority to call meetings of the non-management directors and performs such other functions and responsibilities as requested by the Chairman of the Board or our board of directors from time to time.

Communications with Directors

Stockholders may communicate with members of our board of directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Corporate Secretary

c/o lululemon athletica inc.

400 - 1818 Cornwall Avenue

Vancouver, British Columbia

Canada V6J 1C7

Facsimile: (604) 874-6124

Email: investors@lululemon.com

The Corporate Secretary will, as appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of the officers, directors and employees of lululemon and our subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.

2011 “Say-on-Pay” Advisory Vote on Executive Compensation

We provided stockholders a “say-on-pay” advisory vote on our executive compensation at our annual meeting in 2011 under recently adopted Section 14A of the Securities Exchange Act of 1934, as amended. At our 2011 annual meeting, stockholders expressed substantial support for the compensation of our named executive officers (which term includes our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers during a particular fiscal year), with approximately 85% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. Additionally, a majority of our voting stockholders approved a “say-on-frequency” advisory vote of every three years for the frequency of future “say-on-pay” advisory votes.

The Compensation Committee evaluated the results of the 2011 “say-on-pay” and “say-on-frequency” advisory votes at its meeting held in September 2011. The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants and a review of compensation data for a comparative group of peers. While each of these factors bore on the Compensation Committee’s decisions regarding the compensation of our named executive officers, the Compensation Committee did not make any changes to our executive compensation policies and practices as a direct result of the 2011 “say-on-pay” advisory vote. Our board of directors also determined that the next “say-on-pay” advisory vote on executive compensation will be held at our 2014 annual meeting of stockholders.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company’s assets and business. While our board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the Audit Committee the initial responsibility of overseeing the company’s risk assessment and risk management. In fulfilling its delegated responsibility, the Audit Committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.

On a periodic basis (not less than quarterly), the Audit Committee reviews and discusses with our Chief Executive Officer, our risk and compliance team and our internal auditors the company’s significant financial risk exposures and the steps that management has taken to monitor, control and report such risks. In addition, the Audit Committee regularly evaluates the company’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and the steps being taken to monitor, control and report such risks. The Audit Committee reports its activities to the full board of directors on a regular basis (not less than annually) and in that regard makes such recommendations to our board of directors with respect to risk assessment and management as it may deem necessary or appropriate.

On a periodic basis (not less than annually), the Compensation Committee reviews the various design elements of our compensation policies and practices to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers. The Compensation Committee reports its activities in this regard to the full board of directors and makes such recommendations to our board of directors with respect to our compensation policies and practices as it may deem necessary or appropriate.

Compensation Committee Interlocks and Insider Participation

The three current members of the Compensation Committee, R. Brad Martin, Thomas G. Stemberg and Rhoda M. Pitcher, have never served as one of our officers or employees. None of our executive officers currently serve, or in fiscal 2011 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or Compensation Committee.

Director and Officer Stock Ownership Guidelines

In June 2008, we adopted our director and officer stock ownership guidelines due to our belief that our non-employee directors and certain of our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer, director, and stockholder interests and to encourage a long-term perspective in our management. Accordingly, our Nominating and Governance Committee adopted formal stock ownership guidelines, as amended through the current date, as follows:

Position	Minimum Ownership Guidelines
(Dollar Value of Shares)
Non-employee directors	4 x Annual Retainer Compensation
Chief Executive Officer	6 x Base Salary
Other executive officers reporting to Chief Executive Officer	3 x Base Salary

Our non-employee directors and certain of our executive officers that are subject to the guidelines are encouraged to comply with the guidelines by the later of April 2014 and five years after their date of hire, appointment or election. The guidelines are voluntary.

Executive Officers

We designate persons serving in the following positions as our “executive officers”: our chief executive officer, our chief financial officer, and our vice presidents who are in charge of a principal unit of our business, or perform a policy-making function for us. Our executive officers and their ages as of April 25, 2012 were as follows:

Name	Age	Positions	Officer Since
Christine M. Day	50	Chief Executive Officer	2008
John E. Currie	56	Chief Financial Officer	2007
Sheree Waterson	56	Executive Vice President, Chief Product Officer	2008
Delaney Schweitzer	40	Executive Vice President, Retail Operations North America	2010
Margaret Wheeler	51	Senior Vice President, People Potential	2011

Christine M. Day’s biographical summary is included under “Corporate Governance — Our Board of Directors.”

John E. Currie has served as our Chief Financial Officer since January 2007. Prior to joining lululemon, he worked for Intrawest Corporation, a provider of destination resorts and leisure travel, from 1996 to 2006, including as CFO from 2004 to 2006, and Senior Vice President, Financing & Taxation, from 1997 to 2004. Prior to joining Intrawest, he held senior financial positions within the BCE Group, a telecommunications service provider, and was a specialist in international taxation with a major accounting firm. Mr. Currie was a member of the board of directors of Hathor Exploration Limited from November 2006 to January 2012. He is a chartered accountant, and received his Bachelor of Commerce degree from the University of British Columbia.

Sheree Waterson has served as our Executive Vice President, Chief Product Officer since June 2008. Prior to joining lululemon, she served as President of Speedo North America, a Warnaco, Inc. brand, from January 2005 to June 2007. She was Vice President of Merchandising, Women’s, for Levi Strauss & Co., from January 2002 to August 2004, when she spearheaded initial work on new women’s speed-to-market and profitability. From July 1997 to August 2001, she served as CEO of Enfashion.com. She graduated from the University of California, Berkeley with a BA in Psychology.

Delaney Schweitzer has served as our Executive Vice President, Retail Operations North America since March 2010. Ms. Schweitzer began her career at lululemon in 2002. As one of the company’s pioneers, Ms. Schweitzer helped grow the company from one store in Canada to 155 stores and 36 showrooms in North America. Since her days as a lululemon educator, then store manager, Ms. Schweitzer has served in various capacities within lululemon, including Director of Training and Culture, and Director of Original Intent. She currently holds the position of Executive Vice President, Retail Operations North America, and is responsible for overseeing the company’s North American store operations including directing the area managers and regional managers, store design, overseeing strategic sales and managing the North America operations team. Prior to joining lululemon, Ms. Schweitzer spent 10 years in the hospitality industry as a general manager. She is a graduate of the Executive Advanced Management Program at Harvard Business School.

Margaret Wheeler has served as our Senior Vice President, People Potential since February 2012, and previously held the position of Vice President, People Potential from March 2010 to February 2012. Ms. Wheeler is responsible for creating and executing lululemon’s global people strategy. Her scope covers the full talent management cycle, including recruiting, total rewards, leadership development and generalist business partners. From May 1996 to February 2010, Ms. Wheeler worked for Starbucks Coffee Company where she supported high growth business development with a focus on building talent strategies, most recently as Vice President, Global Learning and Development. Prior to that role, she held a number of key human resources leadership positions in both the retail and corporate functions, including Director of Human Resources for Starbucks Coffee Canada, Director of Employment Branding, Sourcing and Internal Talent, and Director Generalist for the North American Business Unit. Ms. Wheeler has a BA from St. Mary’s College, South Bend, Indiana and an MA from University College, Dublin, Ireland.

PROPOSAL NO. 2

APPROVAL OF PERFORMANCE-BASED EQUITY INCENTIVE PROVISIONS IN OUR 2007 EQUITY INCENTIVE PLAN, AS AMENDED, AS REQUIRED BY SECTION 162(M) OF THE INTERNAL REVENUE CODE

At the Annual Meeting, the stockholders will be asked to approve the performance metrics and per-individual annual grant limits for awards included in our 2007 Equity Incentive Plan, as amended. Stockholder approval of the performance metrics and per-individual annual grant limits for awards under our plan is needed to qualify these performance-based awards as performance-based compensation under Section 162(m) of Internal Revenue Code so that we may deduct for U.S. federal income tax purposes all of the compensation paid pursuant to performance-based awards under the plan.

Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to its chief executive officer and next three most highly compensated executive officers other than the chief financial officer. Compensation that qualifies as “performance-based” compensation is, however, exempt from the $1 million deductibility limitation. If stockholders do not approve the performance-based measures in the plan, certain performance-based awards will not be performance-based compensation under Section 162(m) and we may not be able to take a tax deduction for some or all of these awards.

Our Board believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility within the company. Our Board expects that the plan will continue to be an important factor in attracting, retaining and rewarding the high-caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

The approval of this proposal by the stockholders will not result in any increase in the number of shares of common stock available for issuance under the plan.

Summary of the Performance Metrics and Annual Grant Limits

The following is a summary of our plan’s performance metrics and per-individual annual grant limits. This summary is qualified in its entirety by the specific language of the amendment to the plan, a copy of which may be accessed from the SEC’s website at www.sec.gov when filed as an exhibit to our periodic reports.

Performance Metrics. Our plan, as amended, includes performance metrics for performance-based awards. For this purpose, performance metrics means criteria established by the Compensation Committee relating to any of the following, as it may apply to an individual, one or more business units, divisions or affiliates, or on a company-wide basis, and in absolute terms or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

•

Earnings or Profitability Metrics: any derivative of revenue (gross, operating or net); earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (EBIT); earnings/loss before interest, taxes, depreciation and amortization (EBITDA); operating income; net income; economic profit; profit margin; gross margin; merchandise margin; product margin; inventory turns; sales growth and volume; expense levels or ratios; expense reduction or controllable expenses; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments, early extinguishment of debt or stock-based compensation expense;

•	Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);

•

Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

•

Liquidity Metrics: any derivative of capital raising; debt reduction; extension of maturity dates of outstanding debt; debt leverage (debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios) or access to capital; debt ratings; total or net debt; and

•

Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total shareholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); price-to-earnings ratio.

Annual Grant Limits. The plan, as amended, provides that no participant will be granted awards with respect to more than 800,000 shares of our common stock in a calendar year. In the event of any recapitalization, reorganization, merger, stock split or combination, stock dividend or other similar event or transaction, substitutions or adjustments will be made by our Compensation Committee to these individual limits.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Our board of directors unanimously recommends a vote “FOR” the approval of the performance-based equity incentive provisions included in our 2007 Equity Incentive Plan, as amended, as required by Section 162(m) of the Internal Revenue Code.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 29, 2012. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the Annual Meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to lululemon for the fiscal years ended January 29, 2012 and January 30, 2011 by PwC:

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$703,485	$605,367
Audit-Related Fees(2)	$74,111	$0
Tax Fees(3)	$39,605	$21,832
All Other Fees(4)	$0	$0

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including issuance of comfort letters to underwriters and consent procedures in connection public filings.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Chairperson of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of all outstanding shares of our Common Stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Our board of directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees lululemon’s financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee also evaluates lululemon’s policies, procedures and practices with respect to enterprise risk assessment and risk management, including discussions with management about material risk exposures and steps being taken to monitor, control and report such risks.

The Audit Committee consists of four directors, each of whom, in the judgment of our board of directors, is an “independent director” for purposes of the Nasdaq listing standards. The Audit Committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed and reviewed with the auditors all matters required to be discussed Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of PricewaterhouseCoopers LLP’s audit, the results of its examinations, and the overall quality of lululemon’s financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and lululemon that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that lululemon’s audited financial statements be included in lululemon’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012.

AUDIT COMMITTEE

Michael Casey (Chairperson)
RoAnn Costin
Martha A.M. Morfitt
Emily White

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Compensation Committee has adopted a compensation philosophy for our executive compensation program that contains the following primary goals:

•	attract, retain and motivate the executive talent necessary to drive the achievement of lululemon’s high performance retail business model and contribute to our company’s success;

•	focus on pay-for-performance by linking a significant portion of executive pay to the achievement of short-term and long-term business objectives;

•

align the interest of executives and stockholders by delivering a significant component of executive pay through performance based equity compensation and through our executive share ownership guidelines; and

•	provide total compensation near the market median for achieving business goals with the ability for actual pay to reach near or above the 75th percentile or above for exceeding goals.

Our Compensation Committee, on behalf of our board of directors, evaluates the pay of our executive officers with the goal of setting compensation at levels they believe are comparable with executives in other companies of similar size and stage of development operating in the retail apparel and other related industries. The Compensation Committee is responsible for reviewing and approving our goals and objectives relating to the compensation of our executive officers, evaluating the performance of our executive officers in light of such goals and objectives, and setting the compensation level, perquisites and other benefits of our executive officers based on this evaluation. The Compensation Committee is also charged with reviewing and recommending to our board of directors new executive compensation programs, evaluating our compensation policies and practices to determine whether they are properly coordinated and achieving their intended purposes, reviewing the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking and establishing and periodically reviewing policies for the administration of executive compensation programs.

In connection with setting appropriate levels of compensation for our named executive officers, our Compensation Committee bases its decisions on the general business and industry knowledge and experience of the members of the Compensation Committee, the performance evaluations, experience and potential of each individual, the recommendations of the Chief Executive Officer with respect to the other executive officers, the advice of its independent compensation consultant, as well as information provided to the Compensation Committee with respect to the compensation of other specific high growth retailers, branded athletic apparel companies, and other comparable companies, while also taking into account our absolute and relative performance and strategic goals.

Role of Executive Officers in Executive Compensation

Our independent directors, under the direction of the lead director, meet with our Chief Executive Officer at the beginning of the year to agree upon the Chief Executive Officer’s performance objectives for the year. At the end of the year, the independent directors meet with the Chief Executive Officer and in executive session to assess the Chief Executive Officer’s performance taking into account her achievement of the objectives, contribution to the company’s performance, ethics and integrity, and other leadership accomplishments. This evaluation is shared with the Chief Executive Officer by the lead director and is used by the Compensation Committee in setting the Chief Executive Officer’s compensation for the following year.

For the other executive officers, the Compensation Committee receives performance assessments and compensation recommendations from the Chief Executive Officer and also exercises its judgment based on the directors’ interactions with the executive officers. As with the Chief Executive Officer, an executive officer’s performance assessment is based on his or her achievement of objectives established between the executive officer and the Chief Executive Officer, contribution to the company’s performance, ethics and integrity, and other leadership attributes and accomplishments.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Frederic W. Cook & Co., or FWC, as its independent compensation consultant. FWC reports directly to the Compensation Committee and attends Compensation Committee meetings as requested. Under the terms of its engagement, FWC is responsible for reviewing Compensation Committee agendas and supporting materials in advance of each meeting, providing to the Compensation Committee market data and recommendations regarding the compensation of the executive officers, advising our Compensation Committee on evolving trends and best practices in executive compensation and committee governance, assisting in the Compensation Committee’s review and evaluation of our compensation policies and practices, and reviewing our Compensation Discussion and Analysis. FWC also provides independent advice to our Compensation Committee on director compensation. FWC does not provide, and is prohibited from providing, other services to lululemon and our management.

Elements of Compensation

Our executive officer compensation consists of the following components:

•	base salary;

•	annual cash incentive opportunity linked to corporate and individual performance objectives;

•	long-term incentive awards in the form of equity-based compensation; and

•

other executive benefits such as health benefits, life insurance and tax consulting services. During the year of hire, we may also provide reimbursement of relocation and moving expenses and temporary housing.

Our Compensation Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to our executive officers, are discussed below. In addition, while each element of compensation described below is considered separately, our Compensation Committee takes into account the full compensation opportunity for each executive officer in determining total compensation.

Peer Group

At least annually, the Compensation Committee, with the assistance of FWC, conducts a review of the peer group used for executive compensation comparisons to ensure all peer companies remain an appropriate basis for comparison. In selecting peer companies, the Compensation Committee aims to identify companies with similar characteristics as us: are in the retail apparel industry or another related industry, have a strong consumer brand, are highly profitable and fast growing, and are of a comparable size (based on revenue, operating income and market capitalization). Based on these criteria, the Compensation Committee utilized the following 16 peer companies for 2011 pay decisions:

2011 Peer Group:
Buckle	Gymboree	Netflix	Under Armour
Chipotle Mexican Grill	J. Crew Group	Panera Bread	Vera Bradley
Gildan Activewear	Joe’s Jeans	True Religion Apparel	Wet Seal
Green Mountain Coffee Roasters	Joseph A. Bank	Urban Outfitters	Zumiez

Following the review conducted during 2011, the Compensation Committee modified the peer group to remove Gymboree, J. Crew Group, Joe’s Jeans and Wet Seal and added Aeropostale, Decker’s Outdoor, Fossil and Vitamin Shoppe.

Base Salary

The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by our Compensation Committee. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our operating performance. In order to attract and retain qualified executives, base salaries are generally targeted near the market median of base salaries of similarly situated executives at the peer group companies. Base salaries for an executive officer may vary above or below median based on their performance, industry experience, and time in position.

In considering whether to adjust base salary from year to year, our Compensation Committee considers the following:

•	corporate performance and the performance of each individual executive officer;

•	the relative value of the position within the organization;

•	new responsibilities delegated to each executive officer during the year;

•	any contractual agreements with our executive officers; and

•	the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other similarly situated companies.

With these principles in mind, base salaries are reviewed at least annually by our Compensation Committee and our board of directors, and may be adjusted from time to time based on the results of this review. FWC prepares a report for the Compensation Committee annually that contains an assessment of the executive officers’ compensation, including base salary, annual cash incentives, and equity-based incentives, relative to comparable positions at the peer group companies.

Annual Cash Incentives

Our board of directors has the authority to award annual cash performance bonuses to our executive officers. The annual performance bonuses are intended to compensate our executive officers for achieving financial, operational and strategic goals and for achieving individual annual performance objectives. These annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year. Cash bonuses, as opposed to equity grants, are designed to more immediately reward annual performance against key short-term performance metrics. We believe that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our executives to achieve our annual objectives.

Our Compensation Committee sets the target annual bonus levels for each of our executive officers as a percentage of his or her base salary. The payment of these cash bonuses is based on specified corporate and individual performance goals as established by our Compensation Committee under our executive bonus plan described below. Actual payouts of these cash bonuses may vary from 0% of the target bonus level for performance below a threshold determined by the Compensation Committee at the beginning of the fiscal year to 150% of the target bonus level for achieving or exceeding the maximum performance level determined by the Compensation Committee at the beginning of the fiscal year. The table below sets forth the target annual bonus levels, as a percentage of each executive officer’s base salary, set by the Compensation Committee for fiscal 2011 for each of our executive officers included in the summary compensation table in this proxy statement, to whom we refer as “named executive officers”:

Executive	2011 Target Bonus as a Percentage of Base Salary
Christine M. Day	100%
John E. Currie	75%
Sheree Waterson	75%
Delaney Schweitzer	75%
Margaret Wheeler	50%

The annual cash bonuses paid to our executive officers are paid under an executive bonus plan our board of directors adopted in March 2011. The current executive bonus plan, which was approved by our stockholders at our 2011 annual meeting, is designed for our executive officers at the level of executive vice president and above, as well as other senior officers designated by the Compensation Committee or our board of directors. The executive bonus plan covers our performance during each fiscal year through fiscal 2015.

Under the executive bonus plan for fiscal 2011, the financial performance goals and individual performance goals for executives are weighted such that 90% of the bonus is based on the achievement of company financial performance goals and 10% is based on the achievement of individual performance goals.

During the first quarter of each fiscal year, the Compensation Committee approves the company financial performance measures for each individual covered by the executive bonus plan and a range of potential payouts resulting from the achievement of each financial performance goal. The Compensation Committee also approves the relative weighting of each specific financial performance goal. Actual payouts under the executive bonus plan may range from 0% of the target bonus level for performance below a minimum threshold, to a maximum of 150% of the target bonus level for achieving or exceeding the maximum performance level. However, the executive bonus plan will have a 0% payout for performance below a minimum threshold goal established by the Compensation Committee, which for fiscal 2011 was based on company operating income. The following table provides a breakdown of the company financial performance goal components for fiscal 2011, including the relative weight of such goals, and the threshold necessary for an officer to receive a payout of his or her target annual bonus, with amounts payable in between the specific percentage points listed in the table on a sliding scale basis.

Company Performance Measure	Weight	Minimum Company Performance to Achieve 50% of Target Bonus	Minimum Company Performance to Achieve 100% of Target Bonus	Minimum Company Performance to Achieve 150% of Target Bonus
Operating Income	50%	$208,600,000	$227,300,000	$262,500,000
Company Revenue	20%	$867,100,000	$902,100,000	$975,400,000
Gross Margin	20%	53.00%	53.60%	54.80%
Inventory Turns	10%	3.10x	3.40x	3.90x

Each individual who is a participant in the executive bonus plan is required to provide to the Compensation Committee his or her proposed individual performance goals within 90 days after the beginning of the fiscal year. The Compensation Committee then determines, in its sole discretion, whether modifications to such proposed individual performance goals are needed in order to align the individual performance goals with the company’s overall growth and development strategy. The Compensation Committee also considers whether the proposed individual performance goals are measurable for purposes of determining such officer’s achievement of his or her goals after the completion of the fiscal year. Examples of such individual performance goals for a particular fiscal year could include one or more of the following: the company’s operating income for a certain geographic region; the average annualized sales per store; or the number of new stores opened within a particular geographic region.

The Compensation Committee approves the individual performance goals for each individual covered by the executive bonus plan, with corresponding percentage weights designed to measure the individual’s contribution, upon which 10% of our executives’ bonuses for fiscal 2011 were based. The Compensation Committee established a goal of U.S. operating income on which the entire 10% individual performance goals for executive officers were based for fiscal 2011.

During the first quarter of the next fiscal year, our Compensation Committee reviews our performance relative to the achievement of our financial, operational and strategic goals established at the beginning of the preceding fiscal year and each executive’s individual performance and contribution to achieving those goals in order to determine the amount of bonus, if any, payable to our executive officers. In making its determination, the Compensation Committee may, in its discretion, make adjustments to the corporate and individual performance results to take into account certain extraordinary and/or non-recurring events such as acquisitions, dispositions, and other corporate transactions that could have an effect on our operating budget during the preceding fiscal year. The Compensation Committee may, in its discretion, reduce but not increase the amount earned by an executive officer according to the plan. Executive officers must remain employed by the company on the date bonuses are paid to be eligible for payment, unless employment is terminated as a result of death or disability.

In March 2012, the Compensation Committee determined that the financial performance goals and individual performance goals established under the executive bonus plan had been achieved for fiscal 2011 at a level between target and maximum, which resulted in a payout of 143.5% of the target annual bonus levels under the executive bonus plan for fiscal 2011.

Equity-Based Compensation

We believe that equity awards are an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our stockholders. Additionally, we believe that equity-based awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we generally award equity-based compensation in the form of options to purchase our common stock as well as performance share awards. Our Compensation Committee believes stock options and performance share awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.

Generally, each executive officer is provided with an annual stock option grant and performance share award based upon their position with the Company and their relevant prior performance. For fiscal 2011, the performance share awards generally represent 75% of the annual grant value provided to our executive officers and stock options represent the remaining 25%.

Stock Options. The stock option grants generally vest in four equal installments beginning on the first anniversary of the date of grant to encourage executive longevity and to compensate our executive officers for their contribution over the long-term. It has been our practice to grant half of the stock options in March and the rest in September. The options generally have a term of seven years and are granted with an exercise price equal to the closing price of our common stock on the date of grant.

Performance Share Awards. Each performance share unit represents a right to receive one share of our common stock on a specified settlement date if the performance share unit vests as a result of the company’s attainment of a performance goal during a performance period. Each performance share unit award specifies the target number of performance share units (the number of performance share units that will vest if the performance goal achieved is 100% of target), the minimum number of performance share units (50% of the performance share units will vest if the performance goal is achieved at a minimum threshold level) and the maximum number of performance share units (the maximum number of performance share units that may be issued under the award if the performance goal is achieved at the maximum level). The maximum number of performance share units represents 150% of the target number of performance share units.

The performance period for our performance share awards generally consists of three fiscal years. For example, performance share units granted in fiscal 2010 will vest in fiscal 2013 depending on performance against the performance goals established by the Compensation Committee for that performance period.

Our Compensation Committee determines the size, terms and conditions of option grants and performance share unit awards to our executive officers in accordance with the terms of the applicable plan. During the first quarter of the fiscal year, the Compensation Committee establishes the minimum, target, and maximum performance and payout levels for the performance share awards. Equity grants made to our executive officers are recommended by our Compensation Committee and approved by our Board, or may be approved directly by our Compensation Committee.

Other Features of the Executive Compensation Program

Clawback Policy. In September 2010, the Compensation Committee approved the adoption of a Clawback Policy which applies to all incentive compensation paid or awarded to an executive officer on or after the date of the policy was adopted. Under the policy, we may seek to recover all or part of any incentive compensation awarded or paid to executive officers in the event we determine that we must restate our financial results to correct an accounting error due to material noncompliance with any financial reporting requirements under the US federal securities law within three years from the first issuance of such financial results.

Other Benefits. Based on our pay-for-performance philosophy, our executive compensation program includes limited perquisites and other benefits as outlined below:

Benefits	Executive Officer Eligibility
Medical/Dental/Vision Plans	✓
Life and Disability Insurance	✓
Change in Control and Severance Plan	✓
Employee Stock Purchase Plan	Not offered
Deferred Compensation Plan	Not offered
Supplemental Executive Retirement Plan	Not offered
Employee Stock Ownership Plan	Not offered
Defined Benefit Pension Plan	Not offered
401(k) Plan	Not offered

Perquisites	Executive Officer Eligibility
Employee Discount	✓
Tax Preparation	✓
Relocation Assistance (Temporary Housing, Moving Expenses)	✓
Supplemental Life Insurance	✓
Club Memberships	✓
Executive Medical	Not offered
Financial Counseling	Not offered
Automobile	Not offered
Personal Use of Company Aircraft	Not offered
Security Services	Not offered

The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table and detailed in the footnotes to such table. We believe the executive benefits we provide are representative of benefits offered by companies with which we compete for executive talent, and therefore offering these benefits serves the objective of attracting and retaining top executive talent. A discussion and analysis of such benefits follows.

•

Relocation Package. Under limited circumstances, we provide certain relocation benefits to executive officers who relocate to Canada from another country for work on the company’s behalf. Ms. Day, Ms. Waterson, and Ms. Wheeler relocated to Canada from the United States for purposes of working for the company. Each of Ms. Day, Ms. Waterson, and Ms. Wheeler received tax preparation assistance, reimbursement of moving expenses and reimbursement of temporary housing expenses.

•	Housing and Living Expenses. We agreed to pay certain housing and living expenses to certain of our named executive officers in connection with their relocation to Canada.

•

Executive Life and Long-Term Disability Insurance. We provide life and long-term disability insurance to our named executive officers. We believe this is a standard benefit offered to executive-level management by comparable companies.

Severance Arrangements. We have entered into employment agreements with each of Ms. Day, Mr. Currie, Ms. Waterson and Ms. Schweitzer that provide such individuals with certain severance rights. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in severance rights that are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size and stage of development operating in the retail apparel industry.

In each case, the severance payments are contingent on the occurrence of certain termination (or constructive termination) events and require the executive to execute a release of claims in our favor. These severance arrangements are intended to provide the executives with a sense of security in making the commitment to dedicate his or her professional career to our success. These severance rights do not differ based on whether or not we experience a change in control. The specific terms of these arrangements are discussed in detail under the heading “— Agreements with Named Executive Officers.”

We have no current plans to make changes to the employment agreements of our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Chief Product Officer, or Executive Vice President, Retail Operations North America (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or to levels of benefits and perquisites provided to our executive officers. We have no agreement with Ms. Wheeler to provide severance payments.

Risk Considerations in Determining Compensation

Our Compensation Committee reviewed the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. Following the risk evaluation, the Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Tax and Accounting Considerations Affecting Executive Compensation

We structure our compensation program in a manner that is consistent with our compensation philosophy and objectives. However, while it is our Compensation Committee’s general intention to design the components of our executive compensation program in a manner that is tax efficient for both us and our executives, there can be no assurance that our Compensation Committee will always approve compensation that is tax advantageous for us.

Similarly, we endeavor to design our equity incentive awards conventionally, so that they are accounted for under standards governing equity-based arrangements and, more specifically, so that they are afforded fixed treatment under those standards.

Compensation Committee Report

We, the Compensation Committee of the board of directors, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in lululemon’s Annual Report on Form 10-K for the fiscal year ended January 29, 2012.

COMPENSATION COMMITTEE

Thomas G. Stemberg (Chairperson)
R. Brad Martin
Rhoda M. Pitcher

SUMMARY COMPENSATION TABLE

The following table sets forth summary information concerning the compensation of our principal executive officer and principal financial officer and each of our next three most highly compensated executive officers during fiscal 2011. We refer to these persons as our “named executive officers.” The dollar amounts shown were converted to U.S. dollars from Canadian dollars using the average of the exchange rates on the last business day of each month during the applicable fiscal year. Applying this formula to fiscal 2011, 2010, and 2009, CDN$1.00 was equal to US$1.010, US$0.974, and US$0.895, respectively.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christine M. Day, Chief Executive Officer	2011	646,771	—	1,416,750	588,250	951,789	7,557	3,611,116
	2010	575,035	—	618,300	1,600,378	657,450	21,726	3,472,889
	2009	492,250	—	—	2,275,339	443,025	3,759	3,214,373
John E. Currie, Chief Financial Officer	2011	428,461	—	425,025	176,475	472,234	3,315	1,505,510
	2010	384,917	—	272,052	95,876	350,640	2,099	1,105,585
	2009	332,780	—	—	436,400	241,650	1,611	1,012,441
Sheree Waterson, Executive Vice President, Chief Product Officer	2011	425,548	—	425,025	155,213	472,234	8,817	1,486,836
	2010	368,434	—	272,052	95,876	337,491	14,080	1,087,934
	2009	313,250	—	—	845,200	225,540	46,185	1,430,175
Delaney Schweitzer, Executive Vice President, Retail Operations North America(5)	2011	321,832	—	425,025	176,475	367,903	1,497	1,292,731
	2010	234,135	—	247,320	217,900	219,150	346	918,851
	2009	179,000	—	—	128,000	85,920	—	392,920
Margaret Wheeler, Senior Vice President, People Potential(6)	2011	251,910	—	119,007	839,167	190,358	7,411	1,407,853
	2010	167,925	—	—	388,600	130,327	311	687,163

(1)	This column reflects the grant date fair value of performance share units granted. See the “Grants of Plan- Based Awards Table” for information on performance share units granted to our named executive officers in fiscal 2011. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(2)	This column reflects the grant date fair value of stock options granted. See the “Grants of Plan-Based Awards Table” for information on stock options granted to our named executive officers in fiscal 2011. These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(3)	Non-Equity Incentive Plan Compensation includes the annual cash incentive paid under the executive bonus plan.

(4)	For fiscal 2011, all other compensation consists of: (a) personal tax preparation fees paid on behalf of the following individuals in the following amounts: Ms. Day — $6,060, Ms. Waterson — $8,787 and Ms. Wheeler — $6,060 (b) membership fees paid on behalf of Mr. Currie in the amount of $1,818, (c) life insurance premiums paid on behalf of the following individuals in the following amounts: Ms. Day — $30, Mr. Currie — $30, Ms. Waterson — $30, Ms. Schweitzer — $30 and Ms. Wheeler — $30; and (d) medical benefits paid on behalf of the following individuals in the following amounts: Ms. Day — $1,466, Mr. Currie — $1,466, Ms. Schweitzer — $1,466 and Ms. Wheeler — $1,321. For fiscal 2010, all other compensation consists of: (a) personal tax preparation fees paid on behalf of the following individuals in the following amounts: Ms. Day — $10,032 and Ms. Waterson — $7,256, (b) membership fees paid on behalf of Mr. Currie in the amount of $1,753, (c) payments made on behalf of Ms. Waterson for housing and other living expenses in the amount of $6,818, (d) child health insurance benefits paid on behalf of Ms. Day in the amount of $11,688, (e) life insurance premiums paid on behalf of the following individuals in the following amounts: Ms. Day — $6, Mr. Currie — $6, Ms. Waterson — $6, Ms. Schweitzer — $6 and Ms. Wheeler — $6; and (f) medical benefits paid on behalf of the following individuals in the following amounts: Mr. Currie — $340, Ms. Schweitzer — $340 and Ms. Wheeler — $305. For fiscal 2009, all other compensation consists of: (a) personal tax preparation fees paid on behalf of the following individuals in the following amounts: Ms. Day — $3,759 and Ms. Waterson — $2,305 (b) membership fees paid on behalf of Mr. Currie in the amount of $1,611, and (c) payments made on behalf of Ms. Waterson for housing and other living expenses in the amount of $43,565.
(5)	Ms. Schweitzer was promoted to the position of Executive Vice President, Retail Operations North America in March 2010.
(6)	Ms. Wheeler was promoted to the position of Senior Vice President, People Potential in February 2012.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each plan-based award made to a named executive officer in fiscal 2011.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Christine M. Day	Stock Option	03/18/11	—	—	—	—	—	—	12,500	37.78	233,875
	Stock Option	09/13/11	—	—	—	—	—	—	12,500	57.25	354,375
	Performance Stock Unit	03/18/11	—	—	—	18,750	37,500	56,250	—	—	1,416,750
	Annual Cash Incentive Plan	03/09/11	325,000	650,000	975,000	—	—	—	—	—	—
John E. Currie	Stock Option	03/18/11	—	—	—	—	—	—	3,750	37.78	70,163
	Stock Option	09/13/11	—	—	—	—	—	—	3,750	57.25	106,313
	Performance Stock Unit	03/18/11	—	—	—	5,625	11,250	16,875	—	—	425,025
	Annual Cash Incentive Plan	03/09/11	161,250	322,500	483,750	—	—	—	—	—	—
Sheree Waterson	Stock Option	03/18/11	—	—	—	—	—	—	3,750	37.78	70,163
	Stock Option	09/13/11	—	—	—	—	—	—	3,000	57.25	85,050
	Performance Stock Unit	03/18/11	—	—	—	5,625	11,250	16,875	—	—	425,025
	Annual Cash Incentive Plan	03/09/11	161,250	322,500	483,750	—	—	—	—	—	—
Delaney Schweitzer	Stock Option	03/18/11	—	—	—	—	—	—	3,750	37.78	70,163
	Stock Option	09/13/11	—	—	—	—	—	—	3,750	57.25	106,313
	Performance Stock Unit	03/18/11	—	—	—	5,625	11,250	16,875	—	—	425,025
	Annual Cash Incentive Plan	03/09/11	125,625	251,250	376,875	—	—	—	—	—	—
Margaret Wheeler	Stock Option	03/15/11	—	—	—	—	—	—	40,000	39.57	783,800
	Stock Option	03/18/11	—	—	—	—	—	—	1,050	37.78	19,646
	Stock Option	09/13/11	—	—	—	—	—	—	1,260	57.25	35,721
	Performance Stock Unit	03/18/11	—	—	—	1,575	3,150	4,725	—	—	119,007
	Annual Cash Incentive Plan	03/09/11	65,000	130,000	195,000	—	—	—	—	—	—

(1)	This column reflects the annual cash incentives available to our executive officers under our executive bonus plan.
(2)	The above granted performance share units vest based on achievement of performance goals over a three year performance period.
(3)	The above granted stock options will vest in 25% installments on the four anniversary dates following the grant date.
(4)	This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth unexercised stock options and equity incentive plan awards that have not yet vested for each named executive officer outstanding as of the fiscal year ended January 29, 2012.

Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Christine M. Day	01/18/08	62,500	—	16.83	01/18/18	—	—
	08/01/08	41,666	41,667	11.01	08/01/18	—	—
	09/02/08	41,666	41,668	9.46	09/02/18	—	—
	10/01/08	41,666	41,668	11.87	10/01/18	—	—
	01/07/09	20,834	20,834	4.09	01/07/19	—	—
	03/30/09	—	200,000	4.14	03/30/16	—	—
	09/14/09	50,000	50,000	11.75	09/14/16	—	—
	01/07/10	41,666	41,668	16.16	01/07/17	—	—
	03/29/10	2,500	7,500	20.61	03/29/17	—	—
	03/29/10	—	—	—	—	45,000	2,885,400
	09/13/10	2,500	10,000	21.33	03/29/17	—	—
	01/07/11	20,832	62,500	33.50	01/07/18	—	—
	03/18/11	—	12,500	37.78	03/18/18	—	—
	03/18/11	—	—	—	—	56,250	3,606,750
	09/13/11	—	12,500	57.25	09/13/18	—	—
John E. Currie	01/03/07	—	—	0.25	01/03/17	—	—
	01/03/07	—	—	0.30	01/03/17	—	—
	03/30/09	—	40,000	4.14	03/30/16	—	—
	09/14/09	10,000	20,000	11.75	09/14/16	—	—
	03/29/10	—	3,300	20.61	03/29/17	—	—
	03/29/10	—	—	—	—	19,800	1,269,576
	09/13/10	1,100	3,300	21.33	09/13/17	—	—
	03/18/11	—	3,750	37.78	03/18/18	—	—
	03/18/11	—	—	—	—	16,876	1,082,089
	09/13/11	—	3,750	57.25	09/13/18	—	—
Sheree Waterson	06/16/08	—	22,500	14.24	06/16/18	—	—
	03/30/09	—	60,000	4.14	03/30/16	—	—
	06/16/09	—	45,000	6.50	06/16/16	—	—
	09/14/09	15,000	20,000	11.75	09/14/16	—	—
	03/29/10	1,100	3,300	20.61	03/29/17	—	—
	03/29/10	—	—	—	—	19,800	1,269,576
	09/13/10	1,100	3,300	21.33	09/13/17	—	—
	03/18/11	—	3,750	37.78	03/18/18	—	—
	03/18/11	—	—	—	—	16,876	1,082,089
	09/13/11	—	3,000	57.25	09/13/18	—	—

Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
Delaney Schweitzer	12/27/06	12,866	—	0.25	12/27/16	—	—
	12/27/06	19,534	—	0.30	12/27/16	—	—
	09/14/09	10,000	10,000	11.75	09/14/16	—	—
	03/29/10	2,500	7,500	20.61	03/29/17	—	—
	03/29/10	—	—	—	—	18,000	1,154,160
	09/13/10	2,500	7,500	21.33	09/13/17	—	—
	03/18/11	—	3,750	37.78	03/18/18	—	—
	03/18/11	—	—	—	—	16,876	1,082,089
	09/13/11	—	3,750	57.25	09/13/18	—	—
Margaret Wheeler	03/29/10	—	30,000	17.84	03/15/17	—	—
	03/15/11	—	40,000	39.57	03/15/18	—	—
	03/18/11	—	1,050	37.78	03/18/18	—	—
	03/18/11	—	—	—	—	4,726	303,031
	09/13/11	—	1,260	57.25	09/13/18	—	—

(1)	The above noted stock options vest in 25% installments on the four anniversary dates following the grant date. The performance share units noted above vest based on a three year performance period.
(2)	The aggregate dollar value of the performance share units is shown at maximum payout value based on $64.12 per share, the fair market value on January 27, 2012, the last trading day of our 2011 fiscal year.

2011 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding stock options exercised by our named executive officers during fiscal 2011; no performance share units vested during fiscal 2011. Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.

	Option Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Christine M. Day	01/18/08	187,500	3,981,088
	09/02/08	83,332	2,362,146
	10/01/08	83,334	2,177,576
	03/30/09	150,834	7,451,284
John E. Currie	01/03/07	32,168	1,562,040
	01/03/07	146,502	5,459,478
	03/30/09	20,000	1,015,979
	03/29/10	1,100	38,544
Sheree Waterson	06/16/08	22,500	939,713
	03/30/09	30,000	1,228,062
	06/16/09	22,500	1,024,415
Delaney Schweitzer	—	—	—
Margaret Wheeler	03/15/10	10,000	352,751

Agreements with Named Executive Officers

Christine M. Day

On August 1, 2008, we entered into an Executive Employment Agreement with Christine M. Day, our Chief Executive Officer. The term of Ms. Day’s employment agreement continues until either she or we terminate her employment. Under the terms of her employment agreement, Ms. Day received an initial annual base salary of CDN$550,000, which was subsequently been adjusted to CDN$650,000 for fiscal 2011. Ms. Day is also eligible to receive an annual target performance bonus of 100% of her base salary for the applicable fiscal year, if specified financial performance and individual performance goals are met for that year. Pursuant to the terms of her employment agreement, we granted Ms. Day options to purchase 250,000 shares of our common stock in connection with her appointment to the position of Chief Executive Officer, 83,333 of which were granted on August 1, 2008, 83,333 of which were granted on September 2, 2008 and 83,334 of which were granted on October 1, 2008. Additionally, Ms. Day retained the right to receive those stock options that we previously agreed to grant to her under the terms of a prior agreement, which include an option to purchase 125,000 shares of our common stock in connection with her initial hire granted on January 18, 2008, an option to purchase 41,667 shares of our common stock granted on January 7, 2009, an option to purchase 41,667 shares of our common stock granted on January 7, 2010, and an option to purchase 41,666 shares of our common stock granted on January 7, 2011. All options have an exercise price equal to the fair market value of our common stock on the date of grant and have vested or will vest 25% per year for four years on each anniversary of the effective grant date of the option.

Ms. Day agrees to serve as a director of the company and its affiliates, and will not be entitled to additional compensation for such positions. Upon the termination of her employment agreement for any reason, Ms. Day agrees to resign from all such director positions. Ms. Day further covenants that, while she is still employed by the Company, she will not serve as a director of more than two entities that are unrelated to the company, and agrees to obtain the advance consent of our board of directors prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Day for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees. Additionally, we will provide Ms. Day with benefit coverage for her dependents up to a maximum amount of US$12,000, and will also reimburse Ms. Day for the cost of supplemental term life insurance up to a maximum amount of US$17,500 per year.

Ms. Day’s employment may be terminated by Ms. Day or by us at any time, with or without cause. In the event Ms. Day voluntarily resigns or we terminate her employment for cause, she will receive only her base salary then in effect and benefits earned and payable as of the date of termination. In the event we terminate Ms. Day without cause or her employment terminates due to her permanent disability, and subject to her compliance with the surviving terms of the employment agreement and a non-compete, non-solicitation and non-disparagement agreement and execution of a full release, she will be entitled to a minimum of 12 months of base salary, which amount will be increased by two additional months of base salary for each additional year of service that Ms. Day provides to the company, up to a maximum amount of 18 months of base salary.

For purposes of Ms. Day’s employment agreement with us, termination “for cause” will be deemed to have occurred upon the happening of any act, or failure to act, which would constitute cause at common law, and includes:

•	conduct by, or authorized or permitted by, Ms. Day;

•	violation of any contractual or common law duty to the company;

•	unlawful activity;

•	activity contrary to professional or ethical standards; and

•	breach of the terms and conditions of the employment agreement by Ms. Day which amount to just cause at common law.

Ms. Day is also obligated to maintain the confidentiality of our proprietary information. In addition, Ms. Day agrees that all rights to our proprietary information and intellectual property are and will remain our sole and exclusive property.

John E. Currie

On March 24, 2010 we entered into an Executive Employment Agreement with our current Chief Financial Officer, John E. Currie, amending the terms of Mr. Currie’s employment with us. The employment agreement supersedes and replaces in its entirety Mr. Currie’s prior offer letter with us, dated December 20, 2006.

Under the terms of the employment agreement, Mr. Currie received an initial annual base salary of CDN$400,000, which was subsequently been adjusted to CDN$430,000 for fiscal 2011. Mr. Currie is eligible to receive an annual target performance bonus under our executive bonus plan of 75% of his base salary, provided that specified corporate and individual performance goals are met for that year. Mr. Currie will receive four weeks of paid vacation each year. Under the previous offer letter dated December 20, 2006 we granted Mr. Currie options to purchase 357,335 shares of our common stock at a weighted average exercise price of $0.58 per share to vest 25% per year for four years on each anniversary of grant date of the option. This option grant was not modified under the current employment agreement.

Mr. Currie covenants that he will not serve as a director of more than two entities that are unrelated to the company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Mr. Currie for all reasonable out-of-pocket expenses and he is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees.

Mr. Currie’s employment may be terminated by Mr. Currie or by us at any time, with or without cause. In the event Mr. Currie’s employment is terminated by us without cause, Mr. Currie will be entitled to reasonable notice of termination in accordance with applicable Canadian employment laws, compensation in lieu of such reasonable notice of termination, or some combination thereof. Mr. Currie also agrees to be bound by the terms and conditions of a non-compete, non-solicitation and non-disparagement agreement, pursuant to which Mr. Currie agrees, during the 12-month period following his termination, not to compete with the company or solicit for employment any company employee.

Sheree Waterson

On March 24, 2010, we entered into an Executive Employment Agreement with our current Executive Vice President, Chief Product Officer, Sheree Waterson, amending the terms of Ms. Waterson’s employment with us. The employment agreement supersedes and replaces in its entirety Ms. Waterson’s prior offer letter with us, dated December 10, 2008.

Under the terms of the employment agreement, Ms. Waterson received an initial annual base salary of CDN$385,000, which was subsequently been adjusted to CDN$430,000 for fiscal 2011. Ms. Waterson is eligible to receive an annual target performance bonus under our executive bonus plan of 75% of her base salary, provided that specified corporate and individual performance goals are met for that year. Ms. Waterson will receive four weeks of paid vacation each year. Under the previous offer letter dated May 6, 2008 we granted Ms. Waterson options to purchase 90,000 shares of our common stock, 45,000 of which were granted on June 16, 2008, and 45,000 of which were granted on June 16, 2009. All options have an exercise price equal to the fair market value of our common stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option. This option grant was not modified under the current employment agreement.

Ms. Waterson covenants that she will not serve as a director of more than one entity that is unrelated to the company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Waterson for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the company’s senior executive employees.

Ms. Waterson’s employment may be terminated by Ms. Waterson or by us at any time, with or without cause. In the event Ms. Waterson’s employment is terminated by us without cause or due to Ms. Waterson’s permanent disability and subject to her compliance with the surviving terms of a non-compete, non-solicitation and non-disparagement agreement, she will be entitled to receive an amount equal to her base salary for the 15-month period following such termination date. Ms. Waterson also agrees that during the 15-month period following her termination, she will not compete with the Company or solicit for employment any company employee.

Delaney Schweitzer

On March 24, 2010, we entered into an Executive Employment Agreement with our current Executive Vice President, Retail Operations North America, Delaney Schweitzer, amending the terms of Ms. Schweitzer’s employment with us. The employment agreement supersedes and replaces in its entirety Ms. Schweitzer’s prior offer letter with us, dated May 6, 2008.

Under the terms of the employment agreement, Ms. Schweitzer received an initial annual base salary of CDN$250,000, which was subsequently been adjusted to CDN$335,000 for fiscal 2011. Ms. Schweitzer is eligible to receive an annual target performance bonus under our executive bonus plan of 75% of her base salary, provided that specified corporate and individual performance goals are met for that year. Ms. Schweitzer will receive four weeks of paid vacation each year.

Ms. Schweitzer covenants that she will not serve as a director of more than one entity that is unrelated to the Company, and agrees to obtain the advance consent of our Chief Executive Officer prior to commencing any such service for an unrelated entity.

We will reimburse Ms. Schweitzer for all reasonable out-of-pocket expenses and she is entitled to participate in the employee benefit and fringe benefit arrangements generally available to the Company’s senior executive employees.

Ms. Schweitzer’s employment may be terminated by Ms. Schweitzer or by us at any time, with or without cause. In the event Ms. Schweitzer’s employment is terminated by us without cause or due to Ms. Schweitzer’s permanent disability, and subject to her compliance with the surviving terms of a non-compete, non-solicitation and non-disparagement agreement, she will be entitled to receive an amount equal to her base salary for the 15-month period following such termination date. Ms. Schweitzer also agrees that during the 15-month period following her termination, she will not compete with the company or solicit for employment any company employee.

Margaret Wheeler

On March 15, 2010, we extended an employment offer letter to Margaret Wheeler, our Senior Vice President, People Potential. Under her offer letter, Ms. Wheeler received an initial annual base salary of CDN$205,000, which was subsequently been adjusted to CDN$260,000 for fiscal 2011. Ms. Wheeler is also eligible to receive an annual target performance bonus of 50% of her base salary for the applicable fiscal year, if specified performance goals, as determined by our board of directors or Compensation Committee, are met for that year. We also granted Ms. Wheeler options to purchase 40,000 shares of our common stock. All options have an exercise price equal to the fair market value of our common stock on the date of grant and will vest 25% per year for four years on each anniversary of the effective grant date of the option.

We also agreed to reimburse Ms. Wheeler for her reasonable moving and relocation expenses incurred, up to CDN$21,000 and for her temporary living expenses for up to three months following the effective date of the agreement, at a maximum amount of CDN$2,500 per month. We also agreed to assist Ms. Wheeler with her tax filings in the United States and Canada for the 2010 tax filing year. Ms. Wheeler is entitled to participate in health insurance, term life insurance, long-term disability insurance and other employee benefit arrangements generally available to our employees.

Ms. Wheeler’s employment may be terminated by Ms. Wheeler or by us at any time, with or without cause. In the event Ms. Wheeler’s employment is terminated by us without cause, Ms. Wheeler will be entitled to reasonable notice of termination in accordance with applicable Canadian employment laws, compensation in lieu of such reasonable notice of termination, or some combination thereof.

Potential Payments upon Termination of Employment and Change in Control

The following tables set forth the payments and benefits that would be due to each of Ms. Day, Mr. Currie, Ms. Waterson, Ms. Schweitzer and Ms. Wheeler upon the termination of his or her employment. The amounts provided in the tables below assume that each termination was effective as of January 29, 2012 (the last day of our fiscal year). These are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. Under the terms of our 2007 Equity Incentive Plan, as amended, the Board may, in its sole and absolute discretion, take a number of actions with respect to outstanding stock options and performance share awards, including the acceleration of the unvested portion of the stock options or performance share units or the cancellation of such outstanding options in exchange for a substitute award. For the purpose of the tables below, we have assumed that the Board would not elect to accelerate the unvested portion of the outstanding stock options or performance share awards. Our agreements with these executives do not contain tax gross-up provisions.

Christine M. Day

•

If Ms. Day’s employment is terminated voluntarily, for “cause” or as a result of her death, then we will only be obligated to pay her accrued and unpaid base salary through the date of such termination. Assuming that Ms. Day’s employment was terminated without “cause” or due to her permanent disability on January 29, 2012, her payments and benefits would have had an estimated value of:

Salary Continuation (CDN$)
Termination Without Cause or Due to Permanent Disability	$975,000	(1)

(1)	This amount represents Ms. Day’s monthly base salary for a period of 18 months. Such amount will be payable in either a lump sum or monthly at our discretion.

John E. Currie

•

If Mr. Currie’s employment is terminated voluntarily or for “cause,” then we will only be obligated to pay his accrued and unpaid base salary through the date of such termination. If Mr. Currie’s employment is terminated without “cause” or as a result of his death or disability, he would only be entitled to payments in accordance with applicable Canadian employment laws. Assuming that Mr. Currie’s employment was terminated without “cause” on January 29, 2012, and assuming he received reasonable notice of termination in compliance with applicable Canadian employment laws, he would not be entitled to receive any other payments or benefits.

Sheree Waterson

•

If Ms. Waterson’s employment is terminated voluntarily, for “cause” or as a result of her death, then we will only be obligated to pay her accrued and unpaid base salary through the date of such termination. Assuming that Ms. Waterson’s employment was terminated without “cause” or due to her permanent disability on January 29, 2012, her payments and benefits would have had an estimated value of:

Salary Continuation (CDN$)
Termination Without Cause or Due to Permanent Disability	$537,500	(1)

(1)	This amount represents Ms. Waterson’s monthly base salary for a period of 15 months. Such amount will be payable in equal payments on our regular paydays.

Delaney Schweitzer

•

If Ms. Schweitzer’s employment is terminated voluntarily, for “cause” or as a result of her death, then we will only be obligated to pay her accrued and unpaid base salary through the date of such termination. Assuming that Ms. Schweitzer’s employment was terminated without “cause” or due to her permanent disability on January 29, 2012, her payments and benefits would have had an estimated value of:

Salary Continuation (CDN$)
Termination Without Cause or Due to Permanent Disability	$418,750	(1)

(1)	This amount represents Ms. Schweitzer’s monthly base salary for a period of 15 months. Such amounts will be payable in equal payments on our regular paydays.

Margaret Wheeler

•

If Ms. Wheeler’s employment is terminated voluntarily, with or without “cause”, or as a result of her death or disability, then we will only be obligated to pay her accrued and unpaid base salary through the date of such termination. Assuming that Ms. Wheeler’s employment was terminated on January 29, 2012, and assuming she received reasonable notice of termination in compliance with applicable Canadian employment laws, she would not be entitled to receive any other payments or benefits.

DIRECTOR COMPENSATION

General Description of Director Compensation

Each of our non-employee directors receives compensation for serving on our board of directors. Annual cash compensation is comprised of an annual retainer and fees for each meeting attended based on the following schedule:

Meeting Attendance
In-person Board meeting	$1,000
Telephonic Board meeting	500
Committee meeting	500
Annual Retainer
All directors	50,000
Additional Retainers
Chairman of the Board	30,000
Audit Committee Chair	20,000
Compensation Committee Chairperson	10,000
Lead Director	10,000

In addition to the amounts set forth in the table above, each non-employee director annually is entitled to equity compensation consisting of (1) an annual grant of a restricted stock award under our 2007 Equity Incentive Plan, as amended, and (2) a semi-annual option grant under our 2007 Equity Incentive Plan, as amended.

In fiscal 2011 each non-employee director was entitled to (1) restricted stock awards having a fair value at the time of grant equal to $55,000, subject to one-year vesting, and (2) stock options having a fair value at the time of grant equal to $55,000 with 50% of the options granted subject to one-year vesting, and the remaining 50% granted six-months later and subject to six-month vesting. Equity grants for non-employee directors who joined our board of directors during fiscal 2011 were made on a pro-rata basis.

Such annual non-employee director grants will be made at the conclusion of each annual meeting of stockholders if the director is then a member of our board of directors. Stock option grants have historically had a ten or seven year term. The non-employee director grants will have an exercise price equal to the fair market value on the date of grant.

The following table sets forth the amount of compensation we paid to each of our non-employee directors for fiscal 2011 for serving on our board of directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Michael Casey	77,500	55,000	56,428	188,928
RoAnn Costin	57,500	55,000	56,428	168,928
Jacques Levy(2)	18,795	27,500	—	46,295
R. Brad Martin	70,500	55,000	56,428	181,928
Martha A.M. Morfitt	57,500	55,000	56,428	168,928
Rhoda M. Pitcher	61,000	55,000	56,428	172,428
Thomas G. Stemberg	71,000	55,000	56,428	182,428
Emily White	11,500	30,242	28,924	70,666

(1)	The amounts in this column represent the expense recognized in fiscal 2011 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(2)	Mr. Levy passed away on January 1, 2012.

The following table summarizes non-employee director options and restricted share units granted in fiscal 2011:

Name	Securities Underlying Options Granted During Fiscal 2011 (#)	Securities Underlying Restricted Stock Awards Granted During Fiscal 2011 (#)	Grant Date Fair Value of Securities Underlying Options and Restricted Stock Awards Granted During Fiscal 2011(1) ($)
Michael Casey	2,428	1,202	111,428
RoAnn Costin	2,428	1,202	111,428
Jacques Levy(2)	809	1,002	27,500
R. Brad Martin	2,428	1,202	111,428
Martha A.M. Morfitt	2,428	1,202	111,428
Rhoda M. Pitcher	2,428	1,202	111,428
Thomas G. Stemberg	2,428	1,202	111,428
Emily White	1,214	601	59,166

(1)	The amounts in this column represent the grant date fair value of the options and restricted stock awards granted in fiscal 2011 by the company in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 29, 2012 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(2)	Mr. Levy passed away on January 1, 2012. Effective January 1, 2012, as approved by our Compensation Committee, 50% of Mr. Levy’s Restricted Stock Award, or 501 shares, became vested in full and non-forfeitable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Person Transactions for Fiscal 2011

Other than compensation agreements and other arrangements which are described under “Compensation Discussion and Analysis” and the transactions described below, since January 31, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Lease of Retail Location Property to Company

0823038 BC Ltd., a company indirectly owned by Mr. Wilson, owns the land and building in which our Victoria, British Columbia store is located. We currently lease the space for our Victoria store from 0823038 BC Ltd. at a monthly rent of CDN$7,292. Unless earlier terminated pursuant to its terms, the lease will continue until June 30, 2012. The total monthly payments due under the lease from January 31, 2011 (the first day of our 2011 fiscal year) through the end of the current lease term are approximately CDN$123,964. In January 2012 we notified 0823038 BC Ltd. of our intent to renew the lease for this space for an additional five year term upon the expiration of the current lease in June 2012.

Independent Contract Agreement and Materials License Agreement

We entered a Materials License Agreement and an Independent Contractor Agreement, which commenced on February 1, 2011, with the Conrad Group, Inc., a company owned by Susanne Conrad, Mr. Wilson’s sister-in-law. Under these two agreements, the Conrad Group, Inc. provides certain personal and professional development coaching to our employees, and grants us a license to use certain associated training materials. We made payments totaling $304,591 to the Conrad Group during fiscal 2011 pursuant to these two agreements.

Procedures for Approval of Related Person Transactions

In April 2007, we adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our current related party transaction policy, a “Related Party Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving less than $120,000 when aggregated with all similar transactions for any calendar year, or transactions that have received pre-approval of our Audit Committee. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated or may only continue if:

•	Our Audit Committee approves or ratifies such transaction in accordance with the terms of the policy; or

•

the Chairperson of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $500,000, provided that for the Related Party Transaction to continue it must be approved by our Audit Committee at its next regularly scheduled meeting.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth information concerning the “beneficial ownership” of our common stock by (i) those persons who we know to beneficially own more than 5% of our outstanding common stock, (ii) our directors, (iii) the “named executive officers” listed in the Summary Compensation Table above, and (iv) all of our current directors and executive officers as a group. “Beneficial ownership” is a concept which takes into account shares that may be acquired within 60 days of April 25, 2012 (such as by exercising vested stock options) and shares as to which the named person has or shares voting and/or investment power. Information provided for Mr. Wilson, FMR LLC, Capital World Investors, Columbia Wanger Asset Management, L.P., Prudential Financial and Columbia Management Investment Advisers, Inc. is based on the latest Schedules 13D or 13G, or Section 16 reports, as applicable, such individual or entity had filed with the SEC as of the date of this proxy statement. Information for all other persons is provided as of April 25, 2012. Each of the numbers in the table below reflects our two-for-one forward stock split of our common stock and the exchangeable shares of our wholly-owned subsidiary, Lulu Canadian Holding, Inc., that became effective on July 1, 2011.

Beneficial Owner(1)	Number of Shares Beneficially Owned (#)	Percent
Dennis J. Wilson(2)	42,575,459	29.7%
FMR LLC(3)	15,902,525	14.0%
82 Devonshire Street
Boston, MA 02109
Capital World Investors(4)	13,324,200	9.7%
333 South Hope Street
Los Angeles, CA 90071
Columbia Wanger Asset Management, L.P.(5)	8,095,400	7.8%
227 West Monroe Street, Suite 3000
Chicago, IL 60606
Prudential Financial, Inc.(6)	9,643,109
751 Broad Street Newark, New Jersey 07102-3777
Columbia Management Investment Advisers, Inc. (7).	5,808,147
225 Franklin Street
Boston, MA 02110
Christine M. Day(8)	279,196	*
Rhoda Pitcher(9)	58,082	*
John E. Currie(10)	53,138	*
R. Brad Martin(11)	26,326	*
RoAnn Costin(12)	106,838	*
Delaney Schweitzer(13)	62,892	*
Sheree Waterson(14)	47,038	*
Thomas G. Stemberg(15)	30,363	*
Michael Casey(16)	35,604	*
Martha A.M. Morfitt(17)	60,724	*
Emily White(18)	1,815	*
Directors and executive officers as a group (12 persons)(2);(8)-(18)	43,337,478	30.2%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

(2)	Based on a Schedule 13G/A filed by Mr. Wilson with the SEC on February 14, 2012, and Forms 4 filed by Mr. Wilson with the SEC on January 4, 2012, January 6, 2012, January 25, 2012, February 1, 2012, February 6, 2012, February 9, 2012, February 15, 2012, February 17, 2012, February 22, 2012, February 28, 2012, March 1, 2012, March 6, 2012 and March 12, 2012. Includes 401 shares of restricted stock held directly by Mr. Wilson, 31,885,456 shares of Common Stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson, 268,984 shares of Common Stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Mr. Wilson’s wife, 10,328,858 shares of Common Stock held by LIPO Investments (USA), Inc., an entity which Mr. Wilson controls and 91,760 shares of Common Stock issuable upon the exchange of exchangeable shares of Lulu Canadian Holding, Inc. held by Five Boys Investments ULC, an entity which Mr. Wilson controls. Lulu Canadian Holding, Inc. is the Company’s indirect wholly owned subsidiary. Exchangeable shares of Lulu Canadian Holding, Inc. may be exchanged on a one-for-one basis for shares of the Company’s Common Stock
(3)	Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2012. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, Fidelity Growth Company Fund, and Edward C. Johnson 3d, may each be deemed to beneficially own the shares held by FMR LLC.
(4)	Based on a Schedule 13G/A filed by Capital World Investors with the SEC on February 10, 2012.
(5)	Based on a Schedule 13G/A filed by Columbia Wanger Asset Management, L.P. on February 13, 2012.
(6)	Based on a Schedule 13G filed by Prudential Financial Inc. with the SEC on February 14, 2012. Jennison Associates LLC may be deemed to beneficially own the shares held by Prudential Financial Inc.
(7)	Based on a Schedule 13G filed by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, Inc., as joint filers, with the SEC on February 14, 2012.
(8)	Includes 35,232 shares and 243,964 shares of our Common Stock issuable upon exercise of options held by Ms. Day that may be exercised within 60 days of April 25, 2012.
(9)	Includes 41,616 shares and 16,466 shares of our Common Stock issuable upon exercise of options held by Ms. Pitcher that may be exercised within 60 days of April 25, 2012.
(10)	Includes 20,000 shares and 33,138 shares of our Common Stock issuable upon exercise of options held by Mr. Currie that may be exercised within 60 days of April 25, 2012.
(11)	Includes 13,722 shares and 12,604 shares of our Common Stock issuable upon exercise of options held by Mr. Martin that may be exercised within 60 days of April 25, 2012.
(12)	Includes 57,386 shares and 49,455 shares of our Common Stock issuable upon exercise of options held by Ms. Costin that may be exercised within 60 days of April 25, 2012.
(13)	Includes 62,892 shares of our Common Stock issuable upon exercise of options held by Ms. Schweitzer that may be exercised within 60 days of April 25, 2012.
(14)	Includes 47,038 shares of our Common Stock issuable upon exercise of options held by Ms. Waterson that may be exercised within 60 days of April 25, 2012.
(15)	Includes 15,986 shares and 12,517 shares of our Common Stock issuable upon exercise of options held by Mr. Stemberg that may be exercised within 60 days of April 25, 2012, and 1,860 shares owned in trust and received by such trust in a distribution made on a pro rata basis from Highland Entrepreneurs’ Fund VI, Limited Partnership and from Highland Management Partners VI Limited Partnership for no consideration in a transaction exempt under Rule 16a-9(a).
(16)	Includes 2,616 shares and 32,988 shares of our Common Stock issuable upon exercise of options held by Mr. Casey that may be exercised within 60 days of April 25, 2012.
(17)	Includes 27,896 shares and 32,828 shares of our Common Stock issuable upon exercise of options held by Ms. Morfitt that may be exercised within 60 days of April 25, 2012.
(18)	Includes 601 shares and 1,214 shares of our Common Stock issuable upon exercise of options held by Ms. White that may be exercised within 60 days of April 25, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for fiscal 2011, except that John Currie filed one late report with respect to one transaction, Christine Day filed one late report with respect to one transaction, Thomas G. Stemberg filed two late reports with respect to three transactions, Delaney Schweitzer filed on late report with respect to one transaction, and Sheree Waterson filed two late reports with respect to two transactions.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2012 Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be included in our proxy statement for our 2013 Annual Meeting of Stockholders must be received by the Secretary of lululemon no later than December 31, 2012. Notices must be delivered to the Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2013 Annual Meeting of Stockholders by more than 30 days from June 6, 2013, then the deadline will be the later of the 90th day prior to the 2013 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2013 Annual Meeting of Stockholders.

Stockholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2013 Annual Meeting of Stockholders must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the stockholder give written notice to the Secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2013 Annual Meeting of Stockholders, a stockholder’s notice of a proposal will be considered timely if received no later than December 31, 2012. Notices must be delivered to the Secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2013 Annual Meeting of Stockholders by more than 30 days from June 6, 2013, then the deadline will be the later of the 90th day prior to the 2013 Annual Meeting of Stockholders or the 10th day following the day on which we first publicly announce the date of the 2013 Annual Meeting of Stockholders.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to stockholders and Annual Report on Form 10-K for the year ended January 29, 2012 will be mailed with this proxy statement to those stockholders that elect to receive a paper copy of the proxy materials. For those stockholders that receive the Notice, this proxy statement and our fiscal 2011 Annual Report are available at www.proxyvote.com.

By order of the Board of Directors,

/s/ DENNIS J. WILSON
Dennis J. Wilson
Chairman of the Board of Directors

April 25, 2012

Whether or not you plan to attend the Annual Meeting, please vote your shares via the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person.

lululemon athletica

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on June 5, 2012.

Vote by Internet

- Go to **www.envisionreports.com/LULU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals

1. Election of Directors:

Class II Nominees	For	Withhold		For	Withhold		For	Withhold
01 - Christine M. Day	☐	☐	02 - Martha A.M. Morfitt	☐	☐	03 - Rhoda M. Pitcher	☐	☐
04 - Emily White	☐	☐						

Class I Nominee	For	Withhold
05 - Jerry Stritzke	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Exercise Your *Right* to Vote

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

Meeting Type:	Annual Meeting	
For holders as of:	April 18, 2012	
Date:	June 6, 2012	**Time:** 10:00 AM PDT
Location:	Conway Room Shangri-La Hotel 1128 West Georgia Street Vancouver, British Columbia	

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.edocumentview.com/LULU or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — lululemon athletica inc.

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Notice of 2012 Annual Meeting of Shareholders

Conway Room, Shangri-La Hotel, 1128 West Georgia Street, Vancouver, British Columbia

Proxy Solicited by Board of Directors for Annual Meeting — June 6, 2012

Christine M. Day and John E. Currie, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of lululemon athletica inc. to be held on June 6, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C **Non-Voting Items**

Change of Address — Please print new address below.

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